Service with Energy

—NEWS RELEASE—

To:	Business Wire, Daily Papers, Trade Press,	For: Immediate Release
Financial and Securities Analysts

Contacts:	Todd Hornbeck, CEO	(985) 727-6800
	Jim Harp, CFO	(985) 727-6802

Hornbeck Offshore Announces

Resignations of Two Inside Directors as Previously Intended

New Orleans, Louisiana – (BUSINESS WIRE) — May 25, 2004 — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today that two of its inside directors, Christian G. Vaccari and Richard W. Cryar, have resigned from the Board, effective immediately. Messrs. Vaccari and Cryar have served as directors of Hornbeck Offshore since its inception in 1997. Mr. Vaccari, who served as the Company’s Chairman of the Board and Chief Executive Officer until February 2002, is also the President and Chairman of Cari Investment Company, one of Hornbeck’s original stockholders. Mr. Cryar also served as a board designee of Cari Investment Company.

The decision this week of Messrs. Vaccari and Cryar is consistent with their previous indication in July of 2002 of their intent to resign as directors of the Company upon the successful completion of the Company’s initial public offering and was therefore not completely unexpected. With the potential of their future resignations in mind, Hornbeck Offshore added two new directors in October 2002. David A. Trice, President and Chief Executive Officer of Newfield Exploration Company, and Patricia B. Melcher, President of Allegro Capital Management, Inc., both of whom qualify as independent directors under the NYSE listing requirements, were added at that time.

Mr. Vaccari stated, “Given the Company’s recent IPO and the commensurate reduction in our ownership percentage, Richard and I feel that it is now time to devote our attention to other ventures. We believe that Hornbeck Offshore is in good hands and well positioned for the future in both of its marine segments.”

Todd Hornbeck, the Company’s President and CEO, commented, “We have appreciated Chris and Richard’s years of service to the Company, and we look forward to maintaining an on-going relationship with them as Hornbeck stockholders. Our resulting Board structure of seven members is now back to the level that was contemplated when we added David Trice and Patti Melcher to the Board as Chris and Richard’s presumptive replacements.”

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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